Exhibit 10.48

DISPATCHING SERVICES AGREEMENT

by and among

FLORIDA EAST COAST DISPATCH LLC, a Delaware limited liability company, as
Dispatch Co;

FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company, as FECR;

and

ALL ABOARD FLORIDA-OPERATIONS LLC, a Delaware limited liability company and formerly known as FDG Passenger ROW Holdings LLC, as AAF.

DATED; December 27, 2016

DISPATCHING SERVICES AGREEMENT

This DISPATCHING SERVICES AGREEMENT (the “Agreement”) is made this 27th day of December, 2016 by and among FLORIDA EAST COAST DISPATCH LLC, a Delaware limited liability company (“DispatchCo”), FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company (including its successors and assigns, “FECR”) and ALL ABOARD FLORIDA--OPERATIONS LLC, a Delaware limited liability company (including its successors and assigns, “AAF”), DispatchCo, AAF and FECR are referred to individually hereinafter as a “Party,” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, FECR owns the Burdened Property (as defined in Section 1.1(b) of this Agreement);

WHEREAS, FECR and AAF are parties to (i) that certain Second Amended and Restated Grant of Passenger Service Easement (Miami to West Palm Beach) (as may be further amended, restated, replaced, supplemented or otherwise modified, the “Miami to West Palm Beach Passenger Easement”) and (ii) that certain Second Amended and Restated Grant of Passenger Service Easement (West Palm Beach to Cocoa) (as may be further amended, restated, replaced, supplemented or otherwise modified, the “West Palm Beach to Cocoa Passenger Easement”), which collectively amended, restated and replaced entirety that certain Amended and Restated Grant of Passenger Services Easement dated February 28, 2014 for a rail corridor extending from Miami, Florida to Cacoa, Florida, and (iii) that certain Amended and Restated Grant of Passenger Service Easement (Cocoa to Jacksonville) (as may be further amended, restated, replaced, supplemented or otherwise modified, the “Cocoa to Jacksonville Passenger Easement”). The Miami to West Palm Beach Passenger Easement, the West Palm Beach to Cocoa Passenger Easement and the Cocoa to Jacksonville Passenger Easement, as each may be further amended, restated, replaced, supplemented or otherwise modified are collectively referred to herein as the “Passenger Easements;”

WHEREAS, FECR and AAF are parties to that certain Second Amended and Restated Joint Use Agreement (Shared Infrastructure) dated as of December 22, 2016 (the Miami – Cocoa Joint Use Agreement”), and that certain Amended and Restated Joint Use Agreement (Cocoa – Jacksonville Shared Infrastructure) dated as of December 22, 2016 (the “Cocoa-Jacksonville Joint Use Agreement”). The Miami – Cocoa Joint Use Agreement and the Cocoa-Jacksonville Joint Use Agreement are referred to collectively herein as the “Joint Use Agreements;”

WHEREAS, the Parties contemplate that AAF will provide Passenger Service on, along and over the Shared Infrastructure pursuant to the rights granted to AAF in the Passenger Easements and the Joint Use Agreements, and will install, place, construct, occupy, use and operate rail, ties, ballast, switches and crossovers, other track material, signals and communications facilities and equipment, utilities, structures and/or improvements (including, without limitation, stations, platforms, stairways, escalators, and elevators) and will provide Passenger Service on, along and over the Cocoa – Orlando Rail Corridor;

WHEREAS, FECR will continue to provide Freight Service on, along and over the FECR Infrastructure, and will provide Freight Service on, along and over the Shared Infrastructure pursuant to the rights granted to FECR in the Joint Use Agreements;

WHEREAS, DispatchCo was formed by AAF and FECR pursuant to that certain Contribution and Operating Agreement among AAF, FECR and DispatchCo dated as of December 27, 2016 (the “DispatchCo Operating Agreement”) and the laws of the State of Delaware; and

WHEREAS, the Parties wish to enter into this Agreement setting forth the terms and conditions pursuant to which DispatchCo will provide Train Dispatching Services (as defined in Section 1.1(h) of this Agreement) in connection with the operation of Freight Service by FECR and Passenger Service by AAF on, along and over the Shared Infrastructure and the Cocoa – Orlando Rail Corridor.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.          DEFINITIONS AND INTERPRETATION

1.1	Definitions.

As used in this Agreement the following term shall mean the following:

(a)          “AAF Infrastructure” shall have the meaning set forth in Section 1.1(a) of each of the Joint Use Agreements.

(b)          “Burdened Property” shall mean, collectively, the Burdened Property as defined in each of the Passenger Easements.

(c)          “Cocoa – Orlando Rail Corridor” shall mean and include the rail, ties, ballast, switches and crossovers, other track material, signals and communications facilities and equipment, utilities, structures and/or improvements (including, without limitation, stations, platforms, stairways, escalators, and elevators) to be constructed by AAF on, along and over its railroad right-of-way between a point of connection with the Shared Infrastructure at Cocoa, Florida and the northern terminus of AAF’s rail line in the vicinity of Orlando, Florida.

(d)          “FECR Infrastructure” shall have the meaning set forth in Section 1.1(b) of the Joint Use Agreements.

(e)          “Freight Service” shall have the meaning set forth in Section 1.1(c) of the Joint Use Agreements.

(f)          “Passenger Service” shall have the meaning set forth in Section 1.1(f) of the Joint Use Agreements.

“Shared Infrastructure” shall mean and include: (i) the “Shared Infrastructure as defined in Section 1.1(g) of the Joint Use Agreements; (ii) the Cocoa-Orlando Rail Corridor; (iii) any and all other infrastructure over which FECR currently provides Freight Service; and (iv) any other infrastructure installed, placed, constructed or operated by AAF on, along or across the Burdened Property pursuant to Section 2.4(a) of the Joint Use Agreements.

(g)          “Train Dispatching Services” shall mean and include the provision of all facilities, services and personnel that are necessary, appropriate or required by applicable laws or regulations in order to dispatch and control the safe movement of:

(i)
freight trains, locomotives, rail cars or equipment by FECR and any party providing Freight Service on, along or over the Shared Infrastructure pursuant to a grant of trackage rights by FECR as provided in Section 2.3(e) of the Joint Use Agreements;

(ii)
passenger trains, locomotives, rail cars or equipment by AAF and any party providing Passenger Service on, along or over the Shared Infrastructure as a designee of AAF pursuant to Section 2.3(b) of the Join Use Agreements;

(iii)	passenger train locomotives rail cars or equipment operated by AAF on along or over the Cocoa-Orlando Rail Corridor and

(iv)
passenger train locomotives, rail cars or equipment operated by Amtrak on, along or over the Shared Infrastructure and/or the Cocoa-Orlando Rail Corridor pursuant to a grant of operating rights by AAF or FECR (as applicable), or pursuant to an order of the Surface Transportation Board (“STB”) or applicable law.

1.2          Interpretation Generally.

(a)          Capitalized terms that are not otherwise defined herein shall have the meaning set forth in the applicable Passenger Basement or Joint Use Agreement. For purposes of this Agreement, “person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited or unlimited liability company, individual or family trust, or government or any agency or political subdivision thereof.

(b)          Unless otherwise defined herein, all words, terms and phrases used in this Agreement shall be construed in accordance with the generally applicable definition or meaning of such words, terms and phrases in the railroad industry.

(c)          References herein to any agreement or contract mean such agreement or contract as restated and/or amended. As used in this Agreement, the word “including” means “without limitation,” and terms such as “herein”, “hereof’, “hereby”, “hereunder” and “hereinafter” refer to this Agreement as a whole and not to the particular sentence, paragraph or section where such words appear, unless the context otherwise requires. All personal pronouns used in this Agreement shall include the other genders whether used in the masculine or feminine or neuter gender, and the singular shall include the plural, and vice versa, unless the context otherwise requires.

(d)          DispatchCo, AAF and FECR each acknowledge and agree that the language used in this Agreement was developed, negotiated and chosen collectively by the Parties and expresses their mutual intent, and that, in interpreting this Agreement, no rule of strict construction shall be applied in favor of or against any Party hereto.

2.          TRAIN DISPATCHING SERVICES.

2.1          Control of Train Dispatching.

DispatchCo shall be responsible for, and shall have exclusive control of, the dispatching and movement of all freight trains, passenger trains, work trains and all other equipment on, along or over the Shared Infrastructure and the Cocoa-Orlando Rail Corridor, and all administrative requirements and authorities associated with such dispatching. DispatchCo covenants and agrees that, in dispatching trains on along and over the Shared Infrastructure and the Cocoa-Orlando Rail Corridor (including without łimitation passenger trains entering or exiting the Shared Infrastructure at the point of connection between the Shared Infrastructure and the Cocoa-Orlando Rail Corridor at Cocoa, it will accord priority to trains operating in revenue Passenger Service.

2.2          Dispatch Facilities.

DispatchCo shall be responsible for furnishing all facilities, including without limitation office space, computer terminals and software, radios and telecommunications equipment, desks and furniture, utilities and other assets and facilities (the “Dispatch Facilities”) that are necessary, appropriate or required by applicable laws or regulations in connection with the performance of the Train Dispatching Services contemplated by this Agreement. The costs of providing the Dispatch Facilities shall be included in, and allocated between AAF and FECR, in the manner set forth in Section 3 of this Agreement.

2.3          Operators/Dispatchers.

DispatchCo shall be responsible for providing all employees, including without limitation qualified train dispatchers, dispatcher assistants, dispatcher trainees, and supervisory personnel (including a General Manager, as that term is defined in Section 4.02 of the DispatchCo Operating Agreement) that are necessary, appropriate or required by applicable laws or regulations for the safe and efficient dispatch and control of passenger and freight train movements on, along and over the Shared Infrastructure and the Cocoa-Orlando Rail Corridor.

2.4          Compliance with Applicable Laws, Regulations and Operating Rules.

In performing the Train Dispatching Services contemplated by this Agreement, DispatchCo shall at all times (i) comply with the provisions of all applicable federal, state and local laws, regulations and rules, including without limitation the regulations issued from time to time by the Federal Railroad Administration (“FRA”), in each case relating to the management and control of the movement of trains, locomotives, rail cars and equipment on, along and over the Shared Infrastructure and the Cocoa-Orlando Rail Corridor; and (ii) apply the operating rules, timetables, practices, regulations, special instructions, bulletins and orders governing operations on the Shared Infrastructure issued from time to time by FECR and AAF (as applicable) pursuant to Section 3.1 of the Joint Use Agreements uniformly and in a manner that does not discriminate between trains operating in Passenger Service, trains operating in Freight Service and work trains of either Party.

2.5          On-Time Performance.

(a)          AAF and FECR have agreed to and established certain on-time performance standards for AAF passenger trains and FECR freight trains operating on, along or over the Shared Infrastructure (the “On-Time Performance Standards”). The On-Time Performance Standards are set forth in Schedule 2.5 to this Agreement. In performing the Train Dispatching Services contemplated by this Agreement, DispatchCo will make reasonable best efforts to dispatch and control train movements on the Shared Infrastructure and the Cocoa-Orlando Rail Corridor in a manner that enables the greatest number of AAF passenger trains and FECR freight trains to achieve the On-Time performance Standards.

(b)          DispatchCo shall maintain records relating to the time(s) at which AAF passenger trains and FECR freight trains arrive at the end station of each Train Transit Segment (as defined in Schedule 2.5) traversed by such train, as reported by the electronic scanners to be installed at each AAF and/or FECR station. Within five business days following the end of each calendar month, DispatchCo shall deliver to AAF and FECR a report listing all Weekday Trains (as defined m Schedule 2.5) operated by AAF or FECR on, along or over the Shared Infrastructure during that calendar month (the “Monthly Train Report”). The Monthly Train Report shall not include trains operated by any third party (including without limitation Amtrak, the South Florida Regional Transportation Authority (“SFRTA”) or any other passenger or freight railroad) on, along and over the Shared Infrastructure. For each Weekday Train on the Monthly Train Report, DispatchCo shall provide the arrival time of the lead locomotive at the end station of each Train Transit Segment traversed by that train, as reported by the electronic scanners. The Monthly Train Report shall also identify all AAF and FECR Weekday Trains that are Excepted Trains (as defined in Schedule 2.5).

3.          TRAIN DISPATCHING SERVICES FEES.

3.1          Calculation of Train Dispatch Fee.

In consideration for the Train Dispatching Services performed by DispatchCo pursuant to this Agreement, AAF and FECR shall pay to DispatchCo a monthly fee (the “Train Dispatching Services Fee”). The amount of the monthly Train Dispatching Services Fee shall be determined in the following manner:

(a)          The Train Dispatching Services Fee shall include all direct costs and expenses incurred by DispatchCo in performing the Train Dispatching Services, including without limitation (i) all wages (including overtime) and applicable additives for vacation pay, holiday pay, health and welfare benefits, railroad retirement, unemployment insurance, supplement sickness, supplemental annuities, disability insurance, pensions, and contributions to the 401K or other applicable retirement plan paid to or on behalf of DispatchCo employees (including train dispatchers, dispatcher assistants, dispatcher trainees and supervisory personnel other than the General Manager); (ii) all equipment rental charges; and (iii) all other direct costs actually incurred by DispatchCo in providing and maintaining the Dispatch Facilities (collectively, the “Direct Dispatching Expenses”).

(b)          The Train Dispatching Services Fee shall include all general and administrative expenses incurred by DispatchCo in connection with the performance of Train Dispatching Services, including without limitation (i) the wages (including overtime) and applicable additives for vacation pay, holiday pay, health and welfare benefits, railroad retirement, unemployment insurance, supplement sickness, supplemental annuities, disability insurance, pensions, contributions to the 401K or other applicable retirement plan paid to or on behalf of the General Manager; (ii) office lease expenses; (iii) the cost of utilities; (iv) the costs incurred by DispatchCo for payroll, accounting and oilier services; (v) the costs of other professional services; and (vi) the cost of insurance (collectively, the “G&A Expenses”).

(c)          The Train Dispatching Services Fee shall include a monthly Fee (the “Monthly Service Fee”) in an amount equal to two percent (2%) of the sum of the Direct Dispatching Expenses and G&A Expenses incurred by DispatchCo during each calendar month.

3.2          Allocation of Train Dispatch Services Fees.

The monthly Train Dispatching Services Fee shall be apportioned between AAF and FECR in the following manner:

(a)          The Direct Dispatching Expenses shall be apportioned equally between AAF and FECR; provided, however, that if (i) AAF commences revenue Passenger Service north of Cocoa, Florida; (ii) FECR desires to increase the number of freight trains operated by FECR or any party providing Freight Service on, along or over the Shared Infrastructure above 24 freight trains per day; or (iii) AAF desires to increase the number of passenger trains operated by AAF or any party providing Passenger Service on, along or over the Shared Infrastructure above 36 AAF trains per day and/or 30 SFRTA trains per day, then AAF and FECR shall in good faith renegotiate the apportionment of the Direct Dispatching Expenses.

(b)           The G&A Expenses shall be apportioned equally between AAF and FECR.

(c)           The Monthly Service Fee shall be apportioned equally between AAF and FECR.

3.3          Billing and Payment of Train Dispatch Services Fees.

(a)          On or before the fifth business day following the end of each calendar month following the Commencement of Passenger Service Date (as defined in Section 9.5 of this Agreement), DispatchCo shall develop and present to each of AAF and FECR an invoice (the “Monthly Dispatching Services Invoice”) containing a statement of AAF’s and FECR’s respective shares of the Direct Dispatching Expenses, G&A Expenses and Monthly Service Fee for the performance of Train Dispatching Services during the prior calendar month. The amount of the Monthly Dispatching Services Invoice presented to AAF shall be reduced by any amount received by FECR from SFRTA during the month to which the Monthly Dispatching Services Invoice applies for dispatching of SFRTA trains on, along and over the Shared Infrastructure pursuant to that certain Tri-Rail Downtown Miami Link Access, Operating and Funding Agreement among AAF, FECR and SFRTA (the “Tri-Rail Access Agreement”), which amount shall be remitted by FECR to DispatchCo upon receipt. In the event that amounts due from SFRTA for dispatching services are not timely paid to FECR, AAF shall not be entitled to a reduction on account of such amounts until such time as payment therefor is received by FECR and remitted to DispatchCo.

(b)          AAF and FECR each shall pay in full to DispatchCo the amounts shown in the Monthly Dispatching Services Invoice issued to it within five (5) business days of receipt of such Monthly Dispatching Services Invoices.

(c)          Any dispute regarding any amount or information set forth on a Monthly Dispatching Services Invoice shall be reconciled between the Parties, and any adjustment resulting from such reconciliation shall be reflected in reflected in a subsequent Monthly Dispatching Services Invoice. If AAF or FECR (as applicable) disputes any portion of a Monthly Dispatching Services Invoice, it shall nevertheless pay such Monthly Dispatching Services Invoice in full subject adjustment (if necessary) upon resolution of the dispute. No exception to any charge in a Monthly Dispatching Services Invoice shall be honored, recognized or considered if asserted after the expiration of one (1) year from the date of such Monthly Dispatching Services Invoice. No Monthly Dispatching Services Invoice shall be issued more than one (1) year (a) after the last day of the calendar month in which the costs and expenses set forth in such Monthly Dispatching Services Invoice were incurred, or (b) in the case of charges disputed as to amount or liability, more than ninety (90) days after the amount owed or liability therefor is determined (by agreement of the Parties or the procedures set forth in Section 8 of this Agreement). Except as otherwise provided in Section 3.3(d) of this Agreement (with respect to adjustments resulting from an audit), any claim for adjustment of a Monthly Dispatching Services Invoice shall be deemed to be waived if not made in writing within one (1) year after the date of the relevant Monthly Dispatching Services Invoice. Payment of any disputed amount(s) shall not be deemed to be an acknowledgement that such disputed amount(s) are valid.

(d)          DispatchCo shall maintain records of all expenses included in, and charged to AAF and/or FECR in, the Monthly Dispatching Services Invoices for a period of two (2) years from the date such Monthly Dispatching Services Invoices are issued. DispatchCo shall make such records available to AAF and FECR for inspection upon reasonable request at DispatchCo’s offices. FECR and AAF shall each have the right, at its own expense, to audit the records of DispatchCo pertaining to any Monthly Dispatching Services Invoice issued to it pursuant to this Agreement; provided, however, that such audit is initiated at any time within two (2) years of the date of the relevant Monthly Dispatching Services Invoice. All such audits shall be conducted at reasonable intervals, locations, and times. Each Party agrees that all information disclosed to it or its representatives in connection with such an audit will be held in strictest confidence and will not be disclosed to any third party other than to an arbitrator in connection with an arbitration conducted pursuant this Agreement, to any affiliate, employee, counsel and/or other advisor, or as required by applicable law. Any adjustment resulting from an audit conducted pursuant to this Section 3.3(d) with respect to which the Parties are in concurrence shall be reflected in a subsequent Monthly Dispatching Services Invoice.

4.          DEFAULT AND REMEDIES.

4.1          A Party will not be in default under this Agreement unless such Party shall have been served with a written notice specifying the nature of such Party’s breach or default of the terms and conditions of this Agreement, and the Party receiving such notice shall fail to cure such breach within thirty (30) days after receipt of such notice, or shall fail to commence to cure the breach within such period of time if the breach cannot, by its nature, be cured within the said thirty (30) day period, and thereafter, to proceed diligently to complete the curing of the breach. Except as may be otherwise expressly provided in this Agreement a Party that has committed a breach, or is in default, under this Agreement shall forever protect, defend, indemnify and hold harmless the other Parties hereto from and against any and all liability and out-of-pocket costs and expenses (including, without limitation, reasonable attrorney’s fees and court costs) incurred by the non-breaching Parties as a result of or in connection with such breach or default prior to and until such time as such breach or default has been cured. The Parties hereto expressly acknowledge that the nature and purpose of this Agreement is such that money damages alone may not be an adequate remedy for any breach or default of its terms, and that equitable relief, such as injunction, mandatory or otherwise, may be necessary in the event a Party fails to cure a breach or default of this Agreement. In the event of any breach or default by a Party hereto under any of the terms, restrictions, covenants and conditions provided herein, the other Parties, or their respective successors or assigns, as the case may be, shall have, in addition to the right to collect damages, the right to seek to enjoin such breach or threatened breach.

4.2          Notwithstanding the provisions of Section 4.1, AAF or FECR (as applicable) shall be in default under this Agreement if it shall fail to pay any amount due to DispatchCo under the terms of this Agreement within thirty (30) days of the receipt of written notice of such default and demand for payment of such amount. If such a default in payment shall continue for a period of more than forty-five (45) days after receipt of such notice, AAF or FECR (as applicable) shall pay to DispatchCo interest on such amount due at the Prime Rate published in the Wall Street Journal as of the date upon which such amount(s) were originally due and payable until the date upon which such amount(s) are paid in full.

4.3          It is expressly agreed that no breach or default under this Agreement shall entitle any Party hereto to cancel, rescind or otherwise terminate this Agreement, the Joint Use Agreements or any of the Passenger Easements, or the rights granted pursuant to this Agreement, the Joint Use Agreements or any of the Passenger Easements, but this limitation shall not affect, in any manner, any other rights or remedies which the Patties may have hereunder or otherwise under any applicable law.

5.          LIABILITY

The responsibility of the Parties hereto, as among themselves, for any loss of, damage to, or destruction of any property whatsoever and any injury to or death of any person or persons whomsoever (collectively, “Damage”), resulting from, arising out of, incidental to, or occurring in connection with the dispatching, control and movement of trains, locomotives, rail cars and equipment on, along or over the Shared Infrastructure and/or the Cocoa – Orlando Rail Corridor shall be borne and apportioned between AAF and FECR in the same manner as set forth in Section 7 of the Joint Use Agreements, regardless of whether the loss, damage, destruction, injury or death giving rise to such liability, cost or expense is caused, in whole or in part, and to whatever nature or degree, by the fault, failure, negligence, misconduct, nonfeasance or misfeasance of AAF, FECR or DispatchCo, or their respective officers, agents or employees. Neither AAF nor FECR shall bring any claim, action or demand against DispatchCo on account of Damage resulting from, arising out of, incidental to, or occurring in connection with the dispatching, control and movement of trains, locomotives, rail cars and equipment on, along or over the Shared Infrastructure and/or the Cocoa Orlando Rail Corridor.

6.          FORCE MAJEURE.

The obligations, other than payment obligations, of the Parties to this Agreement shall be subject to force majeure (including flood, earthquake, hurricane, tornado or other severe weather or climate condition, riot washout, explosion, Acts of God, acts of terrorism or public enemy, war, blockage, insurrection, vandalism or sabotage, fire, strike, lockout or labor dispute, embargoes or STB service orders or governmental laws, orders or regulations, and other causes or circumstances beyond the control of a Party (in each case, a “Force Majeure Event”) but only as long as, and to the extent that, such Force Majeure Event shall reasonably prevent performance of such obligations by the affected Party. In the event that a Force Majeure Event impairs a Party’s ability to fulfill its obligations to the other Parties under this Agreement, said Party shall (i) promptly notify the other Parties of the existence and anticipated duration of such Force Majeure Event, and (ii) take all commercially reasonable measures to restore performance of its obligations in a timely manner.

7.          SUCCESSORS AND ASSIGNS.

7.1          This Agreement shall inure to the benefit of and be binding upon each of the Parties and their respective successors and permitted assigns (including without limitation any trustee, receiver, or debtor-in-possession in any bankruptcy or similar proceeding).

7.2          Except as otherwise provided in Section 7.3 and 7.4, no Party may assign this Agreement, in whole or in part, or any of its rights, remedies, interests or obligations hereunder, to any person, firm, partnership, corporation or governmental entity without obtaining the prior written consent of the other Parties hereto, which consent a Party may withhold in its sole discretion.

7.3          FECR may assign this Agreement, upon prior written notice to AAF and DispatchCo, without the prior consent of AAF and/or DispatchCo, (i) to any affiliate of FECR; (ii) in connection with the sale, conveyance or transfer of all or substantially all of FECR’s shares, membership interests, rail assets or operations to a third party, so long as such sale, conveyance or transfer includes the FECR Infrastructure, the Burdened Property (if owned by FECR at the time of such sale or transfer), the Passenger Easements and the Joint Use Agreements; or (iii) in part, in connection with the sale, conveyance or transfer of a portion of FECR’s rail assets or operations to a third party.

7.4          AAF may assign this Agreement, upon prior written notice to FECR and DispatchCo, without the prior written consent of FECR and/or DispatchCo, (i) to any affiliate of AAF; (ii) in its entirety in connection with the sale, conveyance or transfer of all or substantially all of AAF’s shares, membership interests, rail assets or operations to a third party, or the assignment to any grantee (and its successors and assigns) of the Passenger Easements, or (iii) in part, in connection with the assignment to any grantee (and its successors and assigns) of the Miami to West Palm Beach Passenger Easement, the West Palm Beach to Cocoa Passenger Easement, the Cocoa to Jacksonville Passenger Easement and/or the sale or transfer of AAF’s Cocoa-Orlando Rail Corridor to a third party. The parties shall agree on an allocation method under this Agreement if there is more than one grantee under all of the Passenger Easements.

8.          DISPUTE RESOLUTION

Any dispute arising between the Parities with respect to the interpretation, enforcement or breach of this Agreement shall be resolved in the following manner:

8.1          Any dispute shall first be presented to the Service Standards Committee established pursuant to Section 4 of the Joint Use Agreements. The Service Standards Committee shall conduct such investigation of the disputed matter as it shall deem appropriate, and shall thereafter attempt to reach agreement regarding the dispute presented to it.

8.2          If the Service Standards Committee does not reach agreement regarding a dispute presented to it pursuant to Section 8.1 within forty-five (45) days after the dispute is presented to the Committee, then any Party shall have the right to submit that dispute jointly to the Presidents of AAF and FECR for resolution.

8.3          If the Presidents of AAF and FECR, acting in good faith, are unable to resolve a dispute submitted to them pursuant to Section 8.2 within thirty (30) days after the dispute is submitted to them, then any Party may elect to submit the dispute for binding arbitration by delivering to the other Party(ies) written notice of such election (the “Arbitration Notice”). Upon delivery of an Arbitration Notice, the Parties shall promptly submit the dispute to an arbitrator with railroad industry experience mutually chosen by and agreeable to the Parties. If the Parties are unable to agree upon a single arbitrator within ten (10) business days after delivery of the Arbitration Notice, then each of AAF and FECR shall appoint an arbitrator of its choice with railroad industry experience within fifteen (15) business days after delivery of the Arbitration Notice. If either AAF or FECR fails to appoint an arbitrator within such time, the other Party’s selected arbitrator shall arbitrate the dispute. If both AAF and FECR choose an arbitrator within the prescribed time period, the two arbitrators so appointed shall mutually agree upon and appoint a third arbitrator with railroad industry experience within ten (10) business days from the date of their appointment. The dispute shall then be arbitrated and determined by the third arbitrator so appointed. The written decision of the arbitrator shall be final, binding and conclusive upon the Parties. The arbitration shall be conducted pursuant to the Commercial Arbitration Rules published by the American Arbitration Association. In the event that a Party to the dispute believes that discovery is required prior to the submission of evidence in the arbitration proceeding, each Party shall be limited to: two (2) depositions, ten (10) interrogatories (including subparts), and ten (10) requests for admission. Each of AAF and FECR shall pay the compensation, costs, fees and expenses of its own witnesses, experts, and counsel. Each of AAF and FECR shall pay the compensation, costs and expenses of the arbitrator it chooses or, to the extent that the Parties mutually agree upon an arbitrator or a third arbitrator is appointed in accordance with the terms hereof, AAF and FECR each shall pay 50 percent of the compensation, costs and expenses of such arbitrator. The arbitrator shall not have the power to award consequential or punitive damages or to determine violations of criminal or antitrust laws. Pending the written decision of the arbitrator, there shall be no interruption in the transaction of business under this Agreement, and all payments in respect thereto shall be made in the same manner as prior to the arising of the dispute until the matter in dispute shall have been fully determined by arbitration, and thereupon such payment or restitution shall be made as required by the written decision of the arbitrator.

9.          MISCELLANEOUS PROVISIONS.

9.1       Amendment or Waiver.

(a)          This Agreement may be amended or modified at any time and in any and all respects only by an instrument in writing executed by each of DispatchCo, AAF and FECR. In each instance in Which DispatchCo, AAF and/or FECR is entitled to enforce any right or benefit under this Agreement, DispatchCo, AAF and/or FECR (as applicable) may: (i) extend the time for the performance of any of the obligations or other acts of the other Party(ies) hereunder; and/or (ii) waive, in whole or in part, compliance with any of the terms and conditions of this Agreement by the other Party(ies).

(b)          Any agreement on the part of DispatchCo, AAF or FECR (as applicable) to any such extension or waiver shall be valid only if set forth in an instrument in writing signed and delivered on behalf of that Party. Neither the failure on the part of a Party to exercise or any delay in exercising any exception, reservation, right, privilege, license, remedy or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any exception, reservation, right, privilege, license, remedy or power under this Agreement preclude any other or further exercise of the same or of any other exception, reservation, right, privilege, license, remedy or power, nor shall any waiver of any exception, reservation, right, privilege, license, remedy or power with respect to any occurrence be construed as a waiver of such exception, reservation, right, privilege, license, remedy or power with respect to any other occurrence.

9.2          Notices. Any notices or communications hereunder shall be in writing and delivered personally, by first class mail, by national overnight courier, via facsimile or electronic mail (provided that, in conjunction with facsimile or electronic mail notice, such notice also is promptly sent in accordance with one of the other foregoing methods), addressed to the Parties at the addresses listed below, or to such other address as a Party may from time to time designate in writing in accordance with this Section 9.2. Notices shall be deemed received upon actual receipt of the notice by the primary Party being sent the notice, or of mailed notice on the expiration of three (3) days after the date of mailing.

If to FECR, to:

Florida East Coast Railway, L.L.C.
Attention: Vice President - Transportation
7411 Fullerton Street, Suite 300
Jacksonville, FL 32256

With a copy to:

Florida East Coast Railway, L.L.C.
Attention: General Counsel
7411 Fullerton Street, Suite 300
Jacksonville, FL 32256

If to AAF, to:

All Aboard Florida-Operations LLC
c/o Florida East Coast industries, Inc.
Attention: General Counsel
2855 Lejeune Road 4th  Floor
Coral Gables, Florida 33134

If to DispatchCo, to:

Florida East Coast Dispatch LLC
Attention: General Manager
7150 Philips Highway
Jacksonville, Florida 32256

A Party may provide changes to its address or addresses by furnishing notice of such change to the other Parties in the same manner as provided above for all other notices.

9.3          Governing Law. The laws of the State of Florida shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties hereto except to the extent that Federal law supersedes or preempts such state law. Venue for legal proceedings under this Agreement shall be in Duval County, Florida.

9.4          Entire Agreement. This Agreement supersedes all previous oral and written agreements between and representations by or on behalf of the Parties and constitutes the entire agreement of the Parties with respect to the subject matter hereof. If AAF and/or FECR enter into an agreement (or agreements) with any third party relating to the provision of Passenger Service or Freight Service (as applicable) on, along and over the Shared Infrastructure and/or the Cocoa-Orlando Rail Corridor, and the terms of such agreement (or agreements) are deemed to conflict with, or are inconsistent with, the terms and conditions for the dispatching and control of freight trains and/or passenger trains on, along or over the Shared Infrastructure and the Cocoa-Orlando Rail Corridor set forth herein, then, as among the Parties hereto, the terms and conditions of this Agreement shall govern the rights and obligations of DispatchCo, AAF and FECR.

9.5          Effective Date, Commencement Date and Term.

(a)          This Agreement shall become effective on the latest to occur of the following: (a) the date upon which the Agreement is executed by all Parties; (b) the date upon which the Agreement is approved by the Advisory Boards of the Fortress Investment Group LLC funds that own AAF and FECR, respectively; (c) receipt of all required regulatory approvals or exemptions for the transactions contemplated by this Agreement and/or the DispatchCo Operating Agreement; and (d) the expiration of any time period required by the issuance of labor notices by DispatchCo, AAF and/or FECR, should such labor notices be required (in each case, the “Effective Date”). The Parties shall memorialize the Effective Date through an exchange of written correspondence.

(b)          The Commencement of passenger Service Date” of this Agreement shall be the earlier of (i) date upon which AAF commences revenue Passenger Service on, along or over the Shared Infrastructure between Miami and West Palm Beach, Florida, and (ii) July 1, 2017. The Parties shall memorialize the Commencement of Passenger Service Date through an exchange of written correspondence.

(c)           This Agreement shall continue in force and effect for so long as the Passenger Easements shall run with the Burdened Property unless the Parties hereto shall mutually agree in writing to terminate, amend and/or replace the same.

(d)           Termination of this Agreement shall not relieve or release any Party hereto from any obligation assumed or from any liability which may have arisen or been incurred by such Party under the terms of this Agreement prior to termination of the Agreement.

9.6          Severability. If any provision of this Agreement or the application thereof to any Party(ies) hereto or to any circumstance shall be determined by a court of competent jurisdiction to be invalid or unenforceable to any extent or for any reason, the remainder of this Agreement or the application of the provisions thereof to such Party(ies) or circumstance, other than those determined to be invalid or unenforceable, shall not be affected thereby and shall be enforced to the fullest extent permitted by law. In such event, the Parties shall promptly enter into such other agreement(s) as their respective legal counsel may deem appropriate in order to replace such invalid or unenforceable provisions in a manner that produces a result which is substantially equivalent to the terms of this Agreement in all material respects.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

FLORIDA EAST COAST DISPATCH, LLC, a Delaware limited liability company

By:	Robert B. [ILLEGIBLE]

FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company

By:	[ILLEGIBLE]

ALL ABOARD FLORIDA-OPERATIONS LLC, a Florida limited liability company

By:

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

FLORIDA EAST COAST DISPATCH, LLC, a Delaware limited liability company

By:

FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company

By:

ALL ABOARD FLORIDA-OPERATIONS LLC a Florida limited liability company

By:	/s/ Kolleen Cobb
Kolleen Cobb
Vice President

SCHEDULE 2.5
DETERMINATION OF ON-TIME PERFORMANCE

The On-Time Performance of AAF and FECR trains operating on, along or over the Shared Infrastructure shall be determined in the following manner:

(a)          Definitions:

For purposes of this Schedule 2.5, the following terms shall have the meanings set forth below:

(i)          “Train Transit Segment” shall mean:

1 )	For AAF passenger trains, the movement of trains in either direction between the following station pairs:

(a)          Miami and Fort Lauderdale, FL;

(b)          Fort Lauderdale and west Palm Beach, FL; and

(c)          Maimi and Orlando, FL (from and after the date upon which AAF commences Passenger Service to/from Orlando).

2)	For FECR freight trains, the movement of trains in either direction between the following station pairs:

(a)          Cocoa and West Palm Beach, FL;

(b)          West Palm Beach and Fort Lauderdale, FL; and

(c)           West Palm Beach and Hialeah, FL.

(ii)	“On-Time Train Transit Segment” shall mean:

1)
For AAF passenger trains operating in either direction on the Miami-Fort Lauderdale, FL and/or Fort Lauderdale -West Palm Beach Train Transit Segment, a train that reaches the end station of the applicable Train Transit Segment no later than four minutes and fifty-nine seconds (04:59) after its scheduled arrival time.

2)
For AAF passenger trains operating in either direction over the Miami - Orlando, FL, Train Transit Segment, a train that reaches the end station of that Train Transit Segment no later than ten minutes (10:00) after its scheduled arrival time.

3)
For FECR freight trains operating (in either direction) on the Cocoa- West Palm Beach, FL, West Palm Beach – Fort Lauderdale, FL and/or West Palm Beach – Hialeah, FL Train Transit Segment, a train that reaches the end station of the applicable Train Transit Segment no later than thirty minutes (30:00) after its scheduled arrival time.

(iii)
“Excepted Train(s)” shall mean and include any AAF passenger train or FECR through freight train that fails to achieve the transit time(s) specified in Section (a)(ii) on account of the occurrence of one or more of the following:

1)
Any train held by AAF or FECR, for any reason not attributable to the other Party, (i) at its origin station for more than ten (10) minutes beyond its scheduled departure time or (ii) at an intermediate station for more than ten (10) minutes after its arrival at that intermediate station.

2)
Any train that an unscheduled stop or is dełayed en route due to a cause not attributable to DispatchCo, including but not limited to a medical emergency affecting passengers or crew members, a disruptive passenger, a trespasser, or an impediment on the track.

3)	Any train that is delayed by AAF or FECR on account of an equipment failure affecting an AAF or FECR (as applicable) locomotive or car.

4)	Any train that is delayed on account of a safety inspection, rules compliance test or oilier activity conducted by the Federal Railroad Administration.

5)	Any train that is delayed as a consequence of a delay to a preceding AAF or FECR (as applicable), unless the preceding train is held or delayed on account of an action or decision of the other Party.

6)	Any regularly scheduled train that is delayed on account of a special or extra passenger train operated by AAF or FECR (as applicable).

7)
Any scheduled train that is cancelled, annulled or discontinued en route at the direction of AAF or FECR (as applicable) for reasons not attributable to the other Party, including subsequent passenger or freight trains which are cancelled, annulled or discontinued due to an initial train cancellation, annulment or discontinuance caused by AAF or FECR (as applicable).

8)	Any train delayed due to a train that has struck a pedestrian or vehicle, or is blocked by an incident involving a pedestrian or vehicle.

9)	Any train delayed by police activity, emergency responders or an order or directive issued by civil authorities.

10)
Any train delayed a dispatcher on account of a condition or circumstance not caused by AAF or FECR, that in the judgment of the dispatcher poses a safety risk to such train and/or its passengers and crew members. The justification for such delay must be retroactively validated and approved by unanimous agreement of the Service Standards Committee.

11)
Any train delayed by extraordinary weather conditions or natural disasters, including but not limited to hurricanes, floods, earthquakes, high winds, fires or a release of hazardous materials (other than a release caused by FECR) on or near the Shared Infrastructure.

12)	Any train delayed by an act of terrorism or vandalism that prevents the safe movement of trains on, along and over any portion of the Shared Infrastructure.

13)
Any train delayed on account of a slow order issued by FECR (or imposed by FRA) on account of extreme heat or other environmental conditions (but not where such slow order is caused by a failure of FECR to maintain the Shared Infrastructure to the standards set forth in Section 5 of this Agreement).

14)
Any train delayed on account of track time required by FECR to construct, install or place Mandated Capital Improvements, Replacement Capital Improvements and Expansion Capital Improvements pursuant to Section 6 of this Agreement, or to perform required maintenance on, along over the Shared Infrastructure; provided, that FECR will make reasonable efforts to construct, install or place such capital improvements, and to perform such maintenance, at times and in a manner that does not unreasonably interfere with the Passenger Service of AAF or the Freight Service of FECR, respectively, as required by Section 3.12(a) of the Joint Use Agreements.

15)	Any train that AAF or FECR (as applicable) elects to operate at a speed that is lower than the speed contemplated by its timetable or schedule.

(iv)	“Weekday Trains” shall mean and include:

1)	For AAF passenger trains, all trains that depart their origin station between 12:00 am on Monday and 11:59 pm on Friday.

2)	For FECR freight trains, all trains that depart their origin station between 12:00 am on Sunday and 11:59 pm on Thursday.

(b)          On-Time Performance Standard. The determination as to whether AAF passenger trains and/or FECR freight trains have achieved the On-Time Performance Standard contemplated by this Agreement shall be made in the following manner:

(i)
Within five business days following the end of each calendar month, DispatchCo shall deliver to AAF and FECR a report listing all Weekday Trains operated by AAF or FECR on, along or over the Shared Infrastructure during that calendar month (the “Monthly Train Report”). The Monthly Train Report shall not include trains operated by any third party (including without limitation Amtrak, SFRTA or any other passenger or freight railroad) on, along and over the Shared Infrastructure. For each Weekday Train on the Monthly Train Report, DispatchCo shall provide the arrival time of the lead locomotive at the end station of each Train Transit Segment traversed by that train, as reported by the electronic scanners to be installed at each AAF and/or FECR station. The Monthly Train Report shall also identify all AAF and FECR Weekday Trains that are Excepted Trains.

(ii)
For purposes of determining whether each Train Transit Segment traversed by an AAF passenger train or FECR freight train is an On-Time Train Transit Segment, the time at which the electronic scanners record the arrival of the lead locomotive at the end station of that Train Transit Segment shall be compared with the scheduled arrival time of that train at that station. If the arrival time is within the allowed time specified in Section (a)(ii), the Train Transit Segment shall be counted as an On-Time Train Transit Segment. AAF and FECR acknowledge and agree that the arrival time(s) reported by the electric scanners shall be dispositive.

(iii)
AAF shall determine, based upon the information set forth in the Monthly Train Report, the percentage of all Train Transit Segments operated by AAF Weekday Trains (“AAF Weekday Train Transit Segments”) that are On-Time Train Transit Segments. In calculating the percentage of AAF Weekday Train Transit Segments that are On-Time Train Transit Segments, AAF shall not count Tran segments operated by (1) Excepted Trains (2) AAF work train or (3) passenger trains operated by Amtrak. SFRTA or any other passenger railroad on, along and over the Shared Infrastructure.

(iv)
FECR shall determine, based upon the information set forth in the Monthly Train Report, the percentage of all Train Transit Segments operated by FECR Weekday Trains (“FECR WeekdayTrain Transit Segments”) that are On-Time Train Transit Segments. In calculating the percentage of FECR Weekday Train Transit Segments that are On-Time Train Transit Segments, FECR shall not count (1) FECR local trains, (2) light engine movements, (3) FECR work trains, or (4) freight trains operated by any other freight railroad on, along and over the Shared Infrastructure.

(v)
AAF Weekday Trains shall be deemed to have achieved the On-Time Performance Standard during a calendar month if the percentage of AAF Weekday Train Transit Segments that are On-Time Train Transit Segments is equal to or greater than:

1)	Ninety percent (90%), if AAF operated up to 36 passenger trains, and FECR operated up to 21 freight trains, per weekday during the calendar month, or

2)	Eighty-eight percent (88%), if AAF operated up to 36 passenger trains, and FECR operated more than 21 but fewer than 25 freight trains, per weekday during the calendar month.

(vi)
FECR Weekday Trains shall be deemed to have achieved the On-Time Performance Standard during a calendar month if the percentage of FECR Weekday Train Transit Segments that are On-Time Train Transit Segments is equal to or greater than:

1)	Seventy percent (70%), if AAF operated up to 36 passenger trains, and FECR operated up to 21 freight trains, per weekday during the calendar month, or

2)	Sixty-seven percent (67%), if AAF operated up to 36 passenger trains, and FECR operated more than 21 but fewer than 25 freight trains, per weekday during the calendar month.

(c)          On-Time Performance Default. An “AAF On-Time Performance Default” shall be deemed to have occurred if AAF Weekday Trains fail to achieve the percentage of On-Time Train Transit Segments Section (b)(v) for three (3) months during any twelve (12) month period. For clarity such three months need not be consecutive.

(d)          An “FECR On-Time Performance Default” shall be deemed to have occurred if FECR Weekday Trains fail to achieve the percentage of On-Time Train Transit Segments specified in Section (b)(vi) for three (3) months during any twelve (12) month period. For clarity, such three month need not be consecutive.

(e)          If an AAF On-Time Performance Default or FECR On-Time Performance Default occurs, then AAF or FECR (as applicable) shall have the rights set forth in Section 4.03 of that certain Contribution and Operating Agreement dated as of December 27, 2016 by and among AAF, FECR and DispatchCo.